John Tietjen	Edward Nebb
Chief Financial Officer	Investor Relations
Sterling Bancorp	Comm-Counsellors, LLC
john.tietjen@sterlingbancorp.com	enebb@optonline.net
212.757.8035	203.972.8350

STERLING BANCORP TO PARTICIPATE IN JANNEY CAPITAL MARKETS

2010 BANK AND THRIFT CONFERENCE

New York, N.Y., May 11, 2010 – Sterling Bancorp (NYSE: STL), a financial holding company headquartered in New York City and the parent company of Sterling National Bank, today announced that President John C. Millman will participate in the Janney Capital Markets 2010 Bank and Thrift Conference, taking place on May 13 and 14, 2010, at the Rittenhouse Hotel in Philadelphia, PA.

The Sterling Bancorp session will commence at 8:30 a.m. Eastern Time on Friday, May 14, 2010.

A copy of the Sterling Bancorp presentation will be available on the Company’s website, www.sterlingbancorp.com, on Friday, May 14, 2010.

About Sterling Bancorp

Sterling Bancorp (NYSE: STL) is a New York City-based financial corporation with assets exceeding $2.1 billion. Since 1929, Sterling National Bank, the company’s principal banking subsidiary, has successfully served the needs of businesses, professionals and individuals in the NY metropolitan area and beyond. Sterling is well-known for its high-touch, hands-on approach to customer service and a special focus on serving the business community.

Sterling offers clients a full range of depository and cash management services plus a broad portfolio of financing solutions – including working capital lines, accounts receivable and inventory financing, factoring, international trade financing, mortgage warehouse lending, payroll funding and processing, equipment leasing and financing, commercial and residential mortgages and trust and custodial account services.

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